EXHIBIT 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of December 15, 2016, by and between Medtronic plc (the "Company"), an Irish public limited company, and Gary Ellis ("Consultant").

W I T N E S S E T H:

WHEREAS, Consultant is the former Chief Financial Officer of the Company and, since June 2016, has served as the Company's Executive Vice President of Global Operations and Information Technology in a transitional role in anticipation of retirement; and

WHEREAS, Consultant intends to retire from the Company effective December 31, 2016; and

WHEREAS, the Company desires that Consultant provide advisory services to the Company following retirement, and Consultant desires to provide such services; and

WHEREAS, the parties mutually desire to enter into this Agreement, which shall govern the terms and conditions of Consultant’s services to the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.
Term. This Agreement shall become effective on January 1, 2017 (the "Effective Date") and shall continue until December 31, 2017, unless earlier terminated as provided for herein (the period during which Consultant provides services hereunder, the "Term"). Nothing contained herein shall be construed to prevent the parties from entering into a continuation of this Agreement, a modification of this Agreement, or an agreement providing for compensation to Consultant on an as needed basis for specific services rendered without any provisions for benefits or retainers, or such other arrangements as the parties may agree upon.

2.
Services to be Performed. The services to be provided by Consultant shall consist primarily of advice as to matters relating to the Company of which Consultant has special knowledge arising from his duties as former Chief Financial Officer and former Executive Vice President of Global Operations and Information Technology of the Company (the "Services"). Consultant will be providing management related advice and services and not engineering, estimating, job supervision or similar job specific duties. All Services shall be rendered at the request and under the general direction of the Chief Executive Officer of the Company. Subject to Paragraph 11 below, the Company shall provide Consultant such information about the business activities of the Company and its affiliates as Consultant may reasonably require in order to carry out the Services.

3.
Standard of Performance. All Services shall be performed by Consultant with a level of skill and care generally exercised by others performing the same or similar services. In performing the Services, Consultant shall comply fully with all applicable laws, and all applicable policies of the Company.

4.
Independent Contractor. During the Term, Consultant shall be an independent contractor and shall not be considered an employee of the Company for any purpose. Accordingly, it is understood and agreed that the Consultant shall have no authority to act for or bind the Company by contract or otherwise during the Term and shall be treated as an independent contractor for purposes of the Federal

Insurance Contributions Act, federal income tax withholding, the Employee Retirement Income Security Act, state unemployment and disability insurance laws, and any other employment taxes or laws. Subject to Paragraphs 11 through 17, Consultant may engage in consulting or other work relationships provided that such other consulting or employment relationships do not interfere with Consultant’s continuing obligations to the Company or otherwise create a conflict of interest with the Company.

5.	Availability. Consultant shall devote such time and effort as are reasonably necessary to perform the Services required of him. Consultant shall not be required to maintain regular office hours.

6.
Termination. This Agreement may be terminated by either the Company or Consultant at any time with written notice. In the event of any termination of this Agreement, the Company shall have no further financial or other obligations to Consultant, other than the payment of any portion of the compensation earned under this Agreement up to the date of termination and the reimbursement of Consultant's expenses as described herein, if any, incurred up to the date of termination.

7.
Compensation. The Company shall pay Consultant a daily rate of Three Thousand Five Hundred Twenty Dollars ($3,520) commencing January 1, 2017 and continuing while this Agreement remains in force. Consultant shall timely submit, in accordance with the Company's policies, monthly invoices indicating any days during which Consultant provided the Services to the Company during such month, and payment by the Company shall occur as soon as administratively possible after receipt. It is not the Company's or the Consultant's intention that Consultant will perform Services at a level exceeding 20% of the average level of bona fide services Consultant performed over the 36-month period immediately preceding the Effective Date.

8.
Benefits. Consultant shall not be eligible to participate in any savings plan, pension plan, life insurance, health insurance, disability insurance, major medical insurance benefits or such other employee benefit plans or programs for the benefit of the employees or officers of the Company generally.

9.
Expenses. The Company shall reimburse Consultant for reasonable expenses incurred by Consultant in connection with the performance of Consultant’s duties hereunder during the Term, including reasonable travel costs, in accordance with the Company’s ExCom level T&E Policy. Prior to such payment, Consultant shall timely provide to the Company any written substantiation for such expenses requested by the Company.

10.
Indemnification. The Company shall indemnify Consultant against any liability which arises as a result Consultant's provision of the Services, provided such liability is not attributable to Consultant's gross negligence, willful misconduct or failure to comply with the provisions of this Agreement.

11.
Confidentiality. Except with the Company's prior written consent or as otherwise required by law, Consultant shall hold in confidence, not disclose to any other person or entity or use for Consultant's own personal benefit or the benefit of any other person or entity all information regarding the Company, its affiliates, their respective consultants, and the business activities conducted by the Company or its affiliates which Consultant obtains or becomes aware of during the course of providing the Services, unless such information has become publicly available other than as a result of a breach of this Agreement by Consultant. The requirements of this Paragraph 11 shall survive expiration or termination of this Agreement.

12.
Company Policies. Consultant agrees that he shall continue to be bound by and comply with the terms of Consultant's confidentiality obligations to the Company and any other policies of the Company and its affiliates that survive termination of employment, including but not limited to the Non-Disclosure Agreement entered into between the parties and the IT Security Certification of System and Data Access Policy, and shall comply fully with such policies during the Term.

13.
Intellectual Property. Consultant’s written and otherwise tangible work product rendered pursuant to this Agreement is works for hire, and is the sole property of the Company. Consultant shall retain no rights in such written and otherwise tangible work product. Consultant hereby assigns to the Company any and all right, title and interest he may have in any written and otherwise tangible work product which he may invent and assist in inventing, while performing the Services pursuant to this Agreement. Consultant hereby assigns to the Company any interest he may have in any inventions, patents, designs, trade names, trademarks, service marks or other forms of intellectual property which he may create or assist in creating in the course of his provision of services pursuant to this Agreement. Consultant shall disclose to the Company all art which he has invented in the course of rendering the Services pursuant to this Agreement. The Consultant shall assist the Company in securing protection of intellectual property by signing agreements, assignments and other documents.

14.
Cooperation. Consultant shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during Consultant’s service hereunder. The Company shall reimburse Consultant for Consultant’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies and subject to the delivery of reasonable support for such expenses.

15.
Non-Compete. Consultant recognizes that, in the event his service to the Company is terminated for any reason, his knowledge of confidential information and trade secrets of the Company and his role in the Company’s business may allow him to compete or to assist a third party to compete unfairly with the Company or any of its subsidiaries. While this Agreement remains in force, Consultant shall not, in any manner whatsoever, directly or indirectly, anywhere in the world, (i) form, carry on, engage in or be concerned with or interested in (financially or in any other capacity); (ii) advise, lend money to, guarantee the debts or obligations of or permit Consultant’s name or any part thereof to be used in the promotion or advancement of; or (iii) be employed by or render any services (as an employee, independent contractor, consultant, or otherwise) to any individual or other entity engaged in, or concerned with or interested in, any business that tends to compete with the Company, without the prior written consent of the Company.

16.
Non-Solicitation of Employees. Consultant shall not, in any manner whatsoever, directly or indirectly, without the prior written consent of the Company, at any time while this Agreement remains in force:

(i)    induce or endeavor to induce (A) any employee of the Company or any of its affiliates to leave employment with the Company or an affiliate or (B) any consultant or contractor of the Company or any of its affiliates to terminate its relationship as such with the Company or any such affiliate;

(ii)    employ or attempt to employ or assist any individual or other entity to employ any employee of the Company or an affiliate or to retain any consultant or contractor of the Company or any of its affiliates; or

(iii)    solicit, endeavor to solicit or interfere with the Company’s or an affiliate’s relationship with any individual or other entity that (x) is a customer or supplier of the Company or an affiliate at the date hereof and/or at the date of any termination of the Consultant’s service, (y) was a customer or supplier of the Company or an affiliate at any time within 24 months prior to the date of any termination of the Consultant’s service; or (z) has been pursued as a prospective customer or supplier by or on behalf of the Company or an affiliate at any time within 12 months prior to the date of any termination of the Consultant’s service.

17.
Non-Disparagement of the Company or Its Affiliates. Consultant hereby agrees that Consultant shall not make any disparaging statement, either orally or in writing, regarding the Company or any of its affiliates or its or their respective businesses, products, or services, or any of their respective directors, executive officers or employees (to the extent reasonably known by Consultant to be so employed), provided that nothing herein shall preclude Consultant from (A) communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state or local governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement or any other agreement with the Company or any of its affiliates or (B) if after consulting with the Company it is determined in good faith by Consultant that a false or misleading statement concerning Consultant has been made by a director or officer of the Company, refuting disparaging statements made by the Company regarding Consultant.

18.
Restrictions Reasonable. Consultant confirms that all restrictions and covenants in this Agreement are reasonable and valid, and waives all objections to and defenses to the strict enforcement thereof.

19.
Restriction Exceptions. Notwithstanding anything set forth in this Agreement to the contrary, (i) Consultant will not be prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is Consultant required to notify the Company regarding any such reporting, disclosure or cooperation with the government, and (ii) no provision contained in this Agreement is intended to conflict with Section 1833(b) of the Defend Trade Secrets Act of 2016 or create liability for disclosures of trade secrets that are expressly allowed by such Section.

20.
Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged; provided, however, that the Company has specifically contracted for Consultant's Services and therefore Consultant shall not assign or delegate Consultant's obligations under this Agreement either in whole or in part without the prior written consent of the Company.

21.
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon delivery to the party at the party’s address or facsimile number stated herein. Either party may change such party’s address stated herein by giving notice of the change in accordance with this Paragraph 21.

If to Consultant:	To the address on file

If to the Company:	Medtronic plc
c/o Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
763.514.4000

22.
Prior Rights. Nothing in this Agreement shall affect any of Consultant's rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Consultant is entitled in his capacity as a consultant of the Company or its subsidiaries or as a former officer of the Company.

23.
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, excluding any conflict of law or other provision referencing the laws of another jurisdiction.

24.
Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Consultant under this Agreement shall be paid to Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Consultant) during one year may not affect amounts reimbursable or provided in any subsequent year. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

25.
Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

26.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

27.
Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile and in multiple counterparts each of which shall be deemed an original and all of which taken together shall be but a single instrument.

28.
Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party's behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT:	COMPANY:

MEDTRONIC PLC

/s/ Gary L. Ellis	By: /s/ Bradley E. Lerman
Gary L. Ellis	Its: Senior Vice President, General Counsel and Corporate Secretary